Exhibit 10-ee

2005

SUPPLEMENTAL EMPLOYEE

RETIREMENT PLAN

Adopted: November 19, 2004
Effective: November 18, 2005
Amended: November 17, 2006

2005 SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

1	Purpose.

The purpose of the 2005 Supplemental Employee Retirement Plan (the “SERP” or the “Plan”) is to provide Eligible Employees with retirement benefits to supplement benefits payable pursuant to AT&T’s qualified group pension plans. The Plan is a successor to the AT&T Supplemental Retirement Income Plan (“SRIP”) that was effective January 1, 1984 and which was amended, effective December 31, 2004, to provide that no additional compensation amounts shall be included in determining SRIP pension amounts and that the pension amounts payable thereunder shall be grandfathered and administered in accordance with the provisions of the SRIP in a manner that does not invoke Section 409A of the Code.

2	Definitions.

For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Administrative Committee. “Administrative Committee” means a Committee, consisting of AT&T’s Senior Executive Vice President responsible for Human Resources matters and two or more other members designated by AT&T’s Senior Executive Vice President responsible for Human Resources matters, which shall administer the Plan.

Agreement. “Agreement” means the written agreement (substantially in the form attached to this Plan as Attachment A) that shall be entered into between AT&T by its Senior Executive Vice President for Human Resources matters and a Participant prior to the accrual of Participant’s benefits hereunder to carry out the Plan with respect to such Participant. The Agreement shall include the Participant’s irrevocable distribution election. Entry into a new Agreement shall not be required upon amendment of the Plan except as otherwise provided herein. Entry into a new Agreement shall be required upon an increase in a Participant’s Retirement Percent (which increase shall only be utilized to determine the Participant’s benefits from and after the date of the Participant’s new Agreement), and in the case of an amendment which alters, to the detriment of a Participant, the benefits described in this Plan as applicable to such Participant (See Section 7.5); provided, however, any new Agreement shall not be effective to the extent such new Agreement results in deferrals that would be subject to immediate taxation under the provisions of Code Section 409A. A new Agreement shall operate as the written consent required by Section 7.5 of the Participant to such amendment.

Beneficiary. “Beneficiary” shall mean any beneficiary or beneficiaries designated by the Eligible Employee pursuant to the AT&T Rules for Employee Beneficiary Designations as may hereafter be amended from time-to-time (“Rules”). If a Participant fails to execute a Beneficiary designation form with respect to Plan benefits, his Beneficiary designation form with respect to his SRIP benefits shall apply with respect to his Plan benefits.

CEO or Chief Executive Officer. “CEO” or “Chief Executive Officer” shall mean the Chief Executive Officer of AT&T Inc.

Disabled or Disability. “Disabled” or “Disability” means any Termination of Employment prior to being Retirement Eligible (without regard to the 5 Years of Service requirement otherwise applicable to certain Participants age 55 or older) that results from the participant’s Disability. A participant shall be considered Disabled if the participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s employer. The Administrative Committee, in its complete and sole discretion, determines whether a Participant is Disabled. The Administrative Committee may require that the Participant submit to an examination by a competent physician or medical clinic selected by the Administrative Committee. On the basis of such medical evidence, the determination of the Administrative Committee as to whether or not a Participant is Disabled shall be conclusive.

Earnings. “Earnings” means for a given calendar year the Participant’s: (1) bonus earned as a short term award during the calendar year but not exceeding 200% of the target amount of such bonus (or such other portion of the bonus or target bonus as may be determined by the Human Resources Committee of the Board of AT&T), plus (2) base salary before reduction due to any contribution pursuant to any deferred compensation plan or agreement provided by AT&T, including but not limited to compensation deferred in accordance with Section 401(k) of the Internal Revenue Code.

Eligible Employee. “Eligible Employee” means:

(a)	Any person who, as of close of business on December 31, 2004, was employed by a subsidiary of AT&T and was a participant in the SRIP; and
(b)	Any person who was a participant in the SRIP, terminated employment in 2004 and receives Earnings in 2005; and
(c)	An Officer employee of any AT&T company who is designated by the CEO as eligible to participate in the Plan

Notwithstanding the foregoing definition of Eligible Employee, the CEO, may, at any time and from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this plan.

Final Average Earnings. “Final Average Earnings” means the average of the Participant’s Monthly Earnings for the thirty-six (36) consecutive months out of the one hundred twenty (120) months next preceding the Participant’s Termination of Employment which yields the highest average earnings. If the Participant has fewer than thirty-six (36) months of employment, the average shall be taken over his or her period of employment.

GAAP Rate. “GAAP Rate” means the interest rate used for valuing Plan liabilities for purposes of AT&T’s financial statement reporting requirements for the referenced period.

Immediate Annuity Value. “Immediate Annuity Value” means the annual amount of annuity payments that would be paid out of a plan on a single life annuity basis if payment of the Plan’s benefit was commenced immediately upon Termination of Employment, notwithstanding the form of payment of the Plan’s benefit actually made to the Participant (i.e., joint and survivor annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such benefit.

Mid-Career Hire. “Mid-Career Hire” means an individual (i) initially hired or rehired at age 35 or older into a position eligible for benefits under this Plan or (ii) initially hired or rehired at age 35 or older who is subsequently promoted to a position eligible for benefits under this Plan.

Monthly Earnings. “Monthly Earnings” means one-twelfth (1/12) of Earnings.

Mortality Tables. “Mortality Tables” means the mortality tables used for purposes of valuing Plan liabilities for AT&T’s financial statement reporting requirements for the referenced period.

Officer. “Officer” shall mean an individual who is designated as an officer level Employee for compensation purposes on the records of AT&T.

Participant. A “Participant” means an Eligible Employee who has entered into an Agreement to participate in the Plan.

Retire or Retirement. “Retire” or “Retirement” shall mean the Termination of Employment of an Eligible Employee for reasons other than death, on or after the earlier of the following dates: (1) the date the Eligible Employee is Retirement Eligible or (2) the date the Eligible Employee has attained one of the following combinations of age and service at Termination of Employment:

Net Credited Service	Age
25 years or more	50 or older
30 years or more	Any age

Retirement Eligible. “Retirement Eligible” or “Retirement Eligibility” means that a Participant has attained age 55 and has five (5) Years of Service.

Retirement Percent. “Retirement Percent” means the percent specified in the Agreement with the Participant which establishes a Target Retirement Benefit (see Section 3.1) as a percentage of Final Average Earnings. For an individual who becomes an Eligible Employee on or after January 1, 2006, “Retirement Percent” means 50 percent unless otherwise provided by the Human Resources Committee of the Board of Directors of AT&T.

AT&T. “AT&T” means AT&T Inc.

Supplemental Retirement Income Plan or SRIP. “Supplemental Retirement Income Plan” or “SRIP” means the AT&T Inc. Supplemental Retirement Income Plan effective January 1, 1984, which was amended to cease benefit accruals after December 31, 2004.

Service Factor. “Service Factor” means, unless otherwise agreed in writing by the Participant and AT&T, either (a) a deduction of 1.43 percent, or .715 percent for Mid-Career Hires, multiplied by the number by which (i) thirty-five (or thirty in the case of a Participant who is an Officer) exceeds (ii) the number of Years of Service of the Participant, or (b) a credit of 0.715 percent multiplied by the number by which (i) the number of Years of Service of the Participant exceeds (ii) thirty-five (or thirty in the case of a Participant who is an Officer). For purposes of the above computation, a deduction shall result in the Service Factor being subtracted from the Retirement Percent whereas a credit shall result in the Service Factor being added to the Retirement Percent.

Termination of Employment. “Termination of Employment” means the ceasing of the Participant’s employment from the AT&T controlled group of companies for any reason whatsoever, whether voluntarily or involuntarily.

Year. A “Year” is a period of twelve (12) consecutive calendar months.

Years of Service. “Years of Service” means the number of each complete Years of continuous, full-time service as an employee beginning on the date when a Participant first began such continuous employment with any AT&T company and on each anniversary of such date, including service prior to the adoption of this Plan.

3	Plan (“SERP”) Benefits.
3.1	SERP Benefit Formula.

With respect to (1) a Participant who was a participant in the SRIP prior to January 1, 1998, or (2) a Participant who, prior to January 1, 1998, was an officer of a Pacific Telesis Group (“PTG”) company and became a participant in the SRIP after January 1, 1998, the amount of such Participant’s SERP Benefit is calculated as follows:

Final Average Earnings
x	Revised Retirement Percentage

=	Target Retirement Benefit
-	Immediate Annuity Value of any AT&T or affiliate Qualified Pensions
-	Immediate Annuity Value of SRIP
-	Immediate Annuity Value of any other AT&T or affiliate Non-Qualified Pensions other than the SERP

=	Target Benefit
-	Age Discount

=	Annual Value of Life with 10 Year Certain SERP Benefit immediately payable upon Termination of Employment

With respect to all other Participants, the amount of such Participant’s SERP Benefit is calculated as follows:

Final Average Earnings
x	Revised Retirement Percentage

=	Target Retirement Benefit
-	Age Discount

=	Discounted Target Benefit
-	Immediate Annuity Value of any AT&T or affiliate Qualified Pensions
-	Immediate Annuity Value of SRIP
-	Immediate Annuity Value of any AT&T or affiliate Non-Qualified Pensions, other than SERP

=	Annual Value of Life with 10 Year Certain SERP Benefit immediately payable upon Termination of Employment

Where in both of the above cases the following apply:

(a)	Revised Retirement Percentage = Retirement Percent + Service Factor
(b)	For purposes of determining the Service Factor, the Participant’s actual Years of Service as of the date of Termination of Employment, to the day, shall be used.

(c)	For purposes of determining the Final Average Earnings, the Participant’s Earnings history as of the date of Termination of Employment shall be used.

(d)

Age Discount means the Participant’s SERP Benefit shall be decreased by five-tenths of one percent (.5%) for each month that the date of the Participant’s Termination of Employment precedes the date on which the Participant will attain age 60.

Notwithstanding the foregoing, if at the time of Termination of Employment the Participant is, or has been within the one year period immediately preceding Participant’s Termination of Employment, an Officer with 30 or more Years of Service such Participant’s Age Discount shall be zero.

Except to true up for an actual short term award paid following Termination of Employment, there shall be no recalculation of the value of a Participant’s SERP Benefit hereunder following a Participant’s Termination of Employment.

3.2.	Vesting.

Notwithstanding any other provision of this Plan, upon any Termination of Employment of the Participant for a reason other than death or Disability, AT&T shall have no obligation to the Participant under this Plan if the Participant has less than 5 Years of Service or less than four years of participation in the SERP, at the time of Termination of Employment.

4	Form of Distribution of SERP Benefits.
4.1	Normal Form.

The normal form of a Participant’s benefits hereunder shall be a Life with 10-Year Certain Benefit as described in Section 4.2(a). A Participant who fails to timely make (or is deemed to have failed to make) a distribution election with respect to his SERP Benefits shall be deemed to have made an election to receive his or her SERP benefits as described in Section 4.2(a).

4.2	Election Alternatives.

Notwithstanding the normal form for distribution of a Participant’s SERP Benefits, a Participant may elect, in his or her timely filed Agreement, one of the following Benefit Payout Alternatives:

(a)

Life with a 10-Year Certain Benefit. An annuity payable during the longer of (i) the life of the Participant or (ii) the 10-year period commencing on the Participant’s Termination of Employment and ending on the day next preceding the tenth anniversary of such date (the “Life With 10-Year Certain Benefit”). If a Participant who is receiving a Life with 10-Year Certain Benefit dies prior to the expiration of the 10-year period described in this Section 4.2(a), the Participant’s Beneficiary shall be entitled to receive the remaining Life With 10-Year Certain Benefit installments which would have been paid to the Participant had the Participant survived for the entire such 10-year period.

(b)

Joint and 100% Survivor Benefit. A joint and one hundred percent (100%) survivor annuity payable for life to the Participant and at his or her death to his or her Beneficiary, in an amount equal to one hundred percent (100%) of the amount payable during the Participant’s life, for life (the “Joint and 100% Survivor Benefit”).

(c)

Joint and 50% Survivor Benefit. A joint and fifty percent (50%) survivor annuity payable for life to the Participant and at his or her death to his or her Beneficiary, in an amount equal to fifty percent (50%) of the amount payable during the Participant’s life, for life (the “Joint and 50% Survivor Benefit”).

(d)

Lump Sum Benefit. A Participant may elect a lump sum benefit in his or her Agreement, but his or her SERP benefit shall be paid in the form of a lump sum only if the Participant has attained the age of fifty-five (55) years as of his or her Termination of Employment. If a Participant elects a lump sum benefit in his or her Agreement but realizes a Termination of Employment prior to attaining age fifty-five (55), the Participant’s SERP Benefit shall be paid as provided in Section 4.2(a), 4.2(b) or 4.2(c), as elected or deemed elected by the Participant.

The Benefit Payout Alternatives described in Section 4.2(b), 4.2(c) and 4.2(d) shall be the actuarially determined equivalent (as determined by the Administrative Committee in its complete and sole discretion) of the Life With 10-Year Certain Benefit that is converted by such election. The amount of a Participant’s lump sum benefit shall be calculated as of the Participant’s Termination of Employment by applying the Mortality Tables and the GAAP Rate, both as in effect as of the end of the calendar year immediately preceding the Participant’s Termination of Employment, but using the Participant’s age, Years of Service and other factors as of the Participant’s Termination of Employment.

4.3	Distribution Election.
4.3.1	Eligible Employees Who Are SRIP Participants.

Any election made by an Eligible Employee who was a SRIP participant must be made in the Participant’s timely filed SERP Agreement. Such Participant’s SERP Agreement is timely filed only if it is delivered by the Participant, in writing, telecopy, email or in another electronic format, to the Administrative Committee no later than December 31, 2004.

4.3.2	Eligible Employees Who Are Not SRIP Participants.

Any election made by an Eligible Employee who was not a SRIP participant must be made in the Participant’s timely filed Agreement. Such Participant’s Agreement is timely filed only if it is delivered by the Participant, in writing, telecopy, email or in another electronic format, to the Administrative Committee immediately following his designation as an Eligible Employee by the CEO.

4.3.3	Failure to Timely File an Agreement.

If a Participant’s Agreement is not timely filed or fails to show an election of a Benefit Payout Alternative, such Participant shall be deemed to have elected and such Participant’s form of benefit shall be the Life With 10-Year Certain Benefit which is described in Section 4.2(a).

4.3.4        Death of or Divorce from Annuitant During Participant’s Lifetime.

Notwithstanding any other provision of this Plan to the contrary, in the event of the death of a designated annuitant during the life of the Participant, the Participant’s election to have a Benefit Payout Alternative described in Section 4.2(b) or 4.2(c) shall, without any action by the Participant, be revoked, and the Participant’s benefit, or remaining benefit, under the Plan, as the case may be, shall be paid as provided in Section 4.2(a). Any conversion of benefit from one form to another pursuant to the provisions of this paragraph shall be subject to actuarial adjustment (as determined by the Administrative Committee in its complete and sole discretion) such that the Participant’s new benefit is the actuarial equivalent of the Participant’s remaining prior form of benefit. Payments pursuant to Participant’s new form of benefit shall be effective commencing with the first monthly payment for the month following the death of the annuitant.

Notwithstanding any other provision of this Plan to the contrary, in the event of the divorce or legal separation of the Participant, the Participant’s election to have a Benefit Payout Alternative described in Section 4.2(b) or 4.2(c), with a survivor annuity for the benefit of the Participant’s former spouse as Beneficiary, shall, without any action by the Participant, be revoked, and the Participant’s benefit, or remaining benefit, under the Plan, as the case may be, shall be paid as provided in Section 4.2(a). In such event, the 10-Year period as described in Section 4.2(a) shall be the same 10-year period as if such form of benefit was the form of benefit originally selected and the expiration date of such period shall not be extended beyond its original expiration date. Payments pursuant to Participant’s new form of benefit shall be effective commencing with the first monthly payment following notice from the Participant to the Administrative Committee after the divorce (or legal separation) becomes final.

4.3.5	Special Provisions for Lump Sum Benefit Election.

A Participant who elects a lump sum benefit under Section 4.2(d) must, contemporaneous with such Lump Sum Benefit election, elect a specific number of year(s), not to exceed twenty (20) years, following his or her Termination of Employment upon which the lump sum benefit (including any interest accrued thereon) shall be distributed; provided, however,

(a)

the Participant may not receive more than thirty percent (30%) of his or her lump sum benefit (excluding any interest thereon) until the third (3rd) anniversary of his or her Termination of Employment; provided, however, if the Participant is age sixty (60) or older as of his or her Termination of Employment, the Participant, if elected in his or her timely filed Agreement, may receive one hundred percent (100%) of his or her lump sum benefit upon the day that is six (6) months following his or her Termination of Employment if he or she agrees, in writing, substantially in the form provided in Attachment B, not to compete with an Employer Business within the meaning of Section 8.2 for a period of three (3) years from such Participant’s Termination of Employment and further agrees that if he or she fails to abide by such agreement, the non-compete agreement is challenged or the non-compete agreement is unenforceable, he or she shall forfeit all benefits hereunder and repay the lump sum benefit to AT&T; and

(b)

prior to distribution of the Participant’s lump sum benefit, interest on such lump sum benefit shall accrue and shall be added to the Participant’s lump sum benefit or distributed monthly, as elected by the Participant in his or her Agreement.

The lump sum benefit payment schedule elected by a Participant in his or her Agreement must comply with the rules for payment schedules as adopted by the Administrative Committee (as determined by the Administrative Committee in its sole and absolute discretion), which, for example, may require payment of principal to be made no more frequently than once per calendar year.

If a Participant timely elected a lump sum benefit in his or her Agreement fails to timely elect a payment schedule or if such Participant’s elected payment schedule does not comply with the rules for payment schedules, (i) thirty percent (30%) of such Participant’s lump sum benefit shall be paid to the Participant upon the date that is six (6) months following the Participant’s Termination of Employment, and (ii) the remaining seventy percent (70%) shall be paid to the Participant on the third (3rd) anniversary of such Participant’s Termination of Employment.

4.3.6	Lump Sum Benefit Account Balance.

From and after a Participant’s Termination of Employment, the Administrative Committee shall maintain a lump sum benefit account balance on its books and records for each Participant who elected a lump sum benefit. During such period of time that all or any portion of a Participant’s lump sum benefit is not paid, interest shall be credited using the same methodology used by AT&T for financial accounting purposes using the GAAP Rate that was used to calculate such Participant’s lump sum benefit. Payments of principal and interest shall be deducted from the lump sum benefit account balance.

A Participant whose employment has not terminated may change a prior distribution election at any time on or before December 31, 2007, provided, however, if the Participant’s employment terminates for any reason in the calendar year in which the new distribution election is filed, such new election shall be null and void. In the event the Participant’s new election is null and void, the Participant’s prior election shall apply. If there is no prior election, the Plan’s default distribution provisions shall apply.

5	Death or Death or Disability Benefits.
5.1	Death Following Termination of Employment.

If a Participant who has commenced payment of his or her SERP benefit hereunder dies, his or her Beneficiary shall be entitled to receive the remaining SERP benefit in accordance with the Benefit Payout Alternative elected or deemed elected by the Participant.

5.2	Death Prior to Termination of Employment.

If a Participant dies prior to his or her Termination of Employment, a pre-retirement death benefit will be calculated and paid as though the Participant had Retired (determined without regard to the 5 Years of Service requirement otherwise applicable to certain Participants age 55 or older) on the day prior to the date of death. The form of the pre-retirement death benefit shall be a Beneficiary Life Annuity (as such term is hereinafter described) based on the life expectancy of the Beneficiary; provided, however, if the Participant made and was eligible to receive a Lump Sum Benefit election as of his or her date of death, a Lump Sum Benefit (calculated in the manner described in this Section 5.2) shall be paid to the Participant’s Beneficiary. If paid as a Beneficiary Life Annuity based on the life of the Beneficiary, such benefit shall be the actuarially determined equivalent (as determined by the Administrative Committee in its complete and sole discretion) of the Life With 10-Year Certain Benefit that would have been paid to the Participant had he or she Retired on the day immediately prior to his or her death. For purposes of this Section 5.2, a Lump Sum Benefit shall be calculated in the same manner as provided in Section 4.2 as if the Participant were alive; e.g., calculated as of the Participant’s death applying the Mortality Tables and the GAAP Rate, both as in effect as of the end of the calendar year immediately preceding the Participant’s death, but using the Participant’s age, Years of Service and other factors as of the Participant’s date of death.

5.3	Disability.

Upon a Participant’s Disability, the Participant will continue to accrue Years of Service during his or her Disability until the earliest of his or her:

(a)	Recovery from Disability,
(b)	Retirement (determined without regard to the 5 Years of Service requirement otherwise applicable to certain Participants age 55 or older), or
(c)	Death.

Upon the occurrence of either (a) Participant’s recovery from Disability prior to his or her Retirement Eligibility if Participant does not return to employment, or (b) Participant’s Retirement (determined without regard to the 5 Years of Service requirement otherwise applicable to certain Participants age 55 or older), the Participant shall be entitled to receive a SERP Benefit as if he or she realized a Termination of Employment as of the date of such occurrence.

For purposes of calculating the foregoing benefit, the Participant’s Final Average Earnings shall be determined using his or her Earnings history as of the date of his or her Disability.

If a Participant who continues to have a Disability dies prior to his or her Retirement Eligibility (without regard to the 5 Years of Service requirement otherwise applicable to certain Participants age 55 or older), the Participant will be treated in the same manner as if he or she had died while in employment (See Section 5.2).

6.	Payment of Benefits.
6.1	Commencement of Payments.
(a)

Benefit payments shall commence pursuant to the Benefit Payout Alternative elected by the Participant in his or her Agreement on the date that is six (6) months following his or her Termination of Employment. If a Participant elected (or is deemed to have elected) an annuity form of benefit under Section 4.2(a), 4.2(b) or 4.2(c), the aggregate monthly amount that would be paid between the Participant’s Termination of Employment through the date that benefit payments actually commence, shall be paid in a lump sum on the date that benefit payments actually commence hereunder. In addition, during the period of time between a Participant’s Termination of Employment and the date that annuity payments hereunder actually commence, interest shall be credited on the withheld annuity amounts for such period of time that each annuity payment is withheld. The credited interest shall be paid in a lump sum on the date that payments hereunder actually commence. Interest shall be credited using the GAAP Rate in effect as of the end of the calendar year immediately preceding the Participant’s Termination of Employment.

(b)

Notwithstanding the designation of a specific date for payment of a distribution hereunder, commencement of payments under this Plan may be delayed for administrative reasons in the discretion of the Administrative Committee, but shall begin not later than sixty (60) days following the occurrence of an event which entitles a Participant (or a Beneficiary) to payments under this Plan.

6.2	Withholding; Unemployment Taxes.

To the extent required by the law in effect at the time payments are made hereunder, any taxes required to be withheld by the Federal or any state or local government shall be withheld from payments made hereunder.

6.3	Recipients of Payments; Designation of Beneficiary.

All payments to be made under the Plan shall be made to the Participant during his or her lifetime, provided that if the Participant dies prior to the completion of such payments, then all subsequent payments under the Plan shall be made to the Participant’s Beneficiary or Beneficiaries.

In the event of the death of a Participant, distributions/benefits under this Plan shall pass to the Beneficiary(ies) designated by the Participant in accordance with the this Plan and the Rules.

6.4	No Other Benefits.

No benefits shall be paid hereunder to the Participant or his or her Beneficiary except as specifically provided herein.

6.5	Small Benefit.

Notwithstanding any election made by the Participant, the Administrative Committee in its sole discretion may pay any benefit in the form of a lump sum payment if the lump sum equivalent amount is or would be less than $10,000 when payment of such benefit would otherwise commence.

7.	Conditions Related to Benefits.

7.1	Administration of Plan.

The Administrative Committee shall be the sole administrator of the Plan and will, in its discretion, administer, interpret, construe and apply the Plan in accordance with its terms. The Administrative Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrative Committee shall be final and binding unless the Board of Directors should determine otherwise.

7.2	No Right to AT&T Assets.

Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of any AT&T company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which AT&T, in its sole discretion, may set aside in anticipation of a liability hereunder, nor in or to any policy or policies of insurance on the life of a Participant owned by AT&T. No trust shall be created in connection with or by the execution or adoption of this Plan or any Agreement, and any benefits which become payable hereunder shall be paid from the general assets of AT&T. A Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of AT&T.

7.3	Trust Fund.

AT&T shall be responsible for the payment of all benefits provided under the Plan. At its discretion, AT&T may establish one or more trusts, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of AT&T’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, AT&T shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by AT&T.

7.4	No Employment Rights.

Nothing herein shall constitute a contract of continuing employment or in any manner obligate any AT&T company to continue the service of a Participant, or obligate a Participant to continue in the service of any AT&T company and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

7.5	Modification or Termination of Plan.

This Plan may be modified or terminated at any time in accordance with the provisions of AT&T’s Schedule of Authorizations. A modification may affect present and future Eligible Employees. AT&T also reserves the sole right to terminate at any time any or all Agreements. In the event of termination of the Plan or of a Participant’s Agreement, a Participant shall be entitled to benefits hereunder, if prior to the date of termination of the Plan or of his or her Agreement, such Participant has attained 5 Years of Service, in which case, regardless of the termination of the Plan/Participant’s Agreement, such Participant shall be entitled to benefits at such time as provided in and as otherwise in accordance with the Plan and his or her Agreement, provided, however, Participant’s benefit shall be computed as if Participant had terminated employment as of the date of termination of the Plan or of his or her Agreement; provided further, however, Participant’s service subsequent to Plan/Agreement termination shall be recognized for purposes of reducing or eliminating the Age discount provided for by Section 3.1(d). No amendment, including an amendment to this Section 7.5, shall be effective, without the written consent of a Participant, to alter, to the detriment of such Participant, the benefits described in this Plan as applicable to such Participant as of the effective date of such amendment. For purposes of this Section 7.5, an alteration to the detriment of a Participant shall mean a reduction in the amount payable hereunder to a Participant to which such Participant would be entitled if such Participant terminated employment at such time, or any change in the form of benefit payable hereunder to a Participant to which such Participant would be entitled if such Participant terminated employment at such time. Any amendment which reduces a Participant’s benefit hereunder to adjust for a change in his or her pension benefit resulting from an amendment to any company-sponsored defined benefit pension plan which changes the pension benefits payable to all employees, shall not require the Participant’s consent. Written notice of any amendment shall be given to each Participant.

7.6	Offset.

If at the time payments or installments of payments are to be made hereunder, a Participant or his or her Beneficiary or both are indebted to any AT&T company, then the payments remaining to be made to the Participant or his or her Beneficiary or both may, at the discretion of the Board of Directors, be reduced by the amount of such indebtedness; provided, however, that an election by the Board of Directors not to reduce any such payment or payments shall not constitute a waiver of such AT&T company’s claim for such indebtedness.

7.7	Change in Status.

In the event of a change in the employment status of a Participant to a status in which he is no longer an Eligible Employee, the Participant shall immediately cease to be eligible for any benefits under this Plan except such benefits as had previously vested. Only Participant’s Years of Service and Earnings history prior to the change in his employment status shall be taken into account for purposes of determining Participant’s vested benefits hereunder.

8.	Miscellaneous.
8.1	Nonassignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.2	Non-Competition.

Notwithstanding any other provision of this Plan, all benefits provided under the Plan with respect to a Participant shall be forfeited and canceled in their entirety if the Participant, without the consent of AT&T and while employed by AT&T or any subsidiary thereof or within three (3) years after termination of such employment, engages in competition with AT&T or any subsidiary thereof or with any business with which AT&T or a subsidiary or affiliated company has a substantial interest (collectively referred to herein as “Employer business”) and fails to cease and desist from engaging in said competitive activity within 120 days following receipt of written notice from AT&T to Participant demanding that Participant cease and desist from engaging in said competitive activity. For purposes of this Plan, engaging in competition with any Employer business shall mean engaging by the Participant in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business. Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business. However, engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business. Accordingly, benefits shall not be provided under this Plan if, within the time period and without the written consent specified, Participant either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the Participant takes and regardless of whether or not the employing company, or the company that Participant becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

8.3	Notice.

Any notice required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by certified mail, to the principal office of AT&T, directed to the attention of AT&T’s Senior Executive Vice President responsible for Human Resources matters. Any notice required or permitted to be given to a Participant shall be sufficient if in writing and hand delivered, or sent by certified mail, to Participant at Participant’s last known mailing address as reflected on the records of his or her employing company or the company from which the Participant incurred a Termination of Employment, as applicable. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for certification.

8.4	Validity.

In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this plan.

8.5	Applicable Law.

This Plan shall be governed and construed in accordance with the laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”).

8.6	Plan Provisions in Effect Upon Termination of Employment.

The Plan provisions in effect upon a Participant’s Termination of Employment shall govern the provision of benefits to such Participant.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN AGREEMENT

THIS AGREEMENT is made and entered into at San Antonio, Texas as of this _____ day of _______________, by and between AT&T Inc. (“AT&T”) and __________ (“ Participant”).

WHEREAS, AT&T has adopted the 2005 AT&T Supplemental Employee Retirement Plan (the “Plan”); and

WHEREAS, the Participant has been determined to be eligible to participate in the Plan; and

WHEREAS, the Plan requires that an agreement be entered into between AT&T and Participant setting out certain terms and benefits of the Plan as they apply to the Participant;

NOW, THEREFORE, AT&T and the Participant hereby agree as follows:

1.

The Plan is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan as set forth in the Plan.

2.	The Participant was born on ___________, and his or her present employment began on _____________,
3.	The Participant’s “Retirement Percent” which is described in the Plan shall be ________ percent (__%)
4.

Election as to Form of Benefits. The Participant elects the Benefit Payout Alternative as shown on the 2005 Supplemental Employee Retirement Plan (SERP) Benefit Election form attached hereto and incorporated herein for all purposes (the “Form”). The Participant’s election in the Form is irrevocable, and the Participant’s election will control the distribution of benefit under the Plan. If the Participant has not elected a Benefit Payout Alternative in the Form, the Participant’s form of benefit under the Plan shall be the Life With 10-Year Certain Benefit.

This Agreement supersedes all prior Supplemental Employee Retirement Plan Agreements between AT&T and Participant, and any amendments thereto, and shall inure to the benefit of, and be binding upon, AT&T, its successors and assigns, and the Participant and his or her Beneficiaries.

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IN WITNESS WHEREOF, the parties hereto have signed and entered into this Agreement on and as of the date first above written.

AT&T INC.:

By: ___________________________________
      Senior Executive Vice President-Human Resources
      and Communications

PARTICIPANT:

____________________________________________________________________________

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Due Date:

Form SERP-4

(11/05)

Supplemental Employee Retirement Plan (SERP) Benefit Election Payout Form

Payment Election

Name:	Social Security Number:

1. Form of Payment

I hereby elect the following form of benefit for my SERP benefit in accordance with and subject to the terms of the Plan:

a.	____Life with 10-Year Certain Benefit. Complete Section 5.
b.	____Joint and 100% Survivor Benefit. Complete Section 5.
c.	____Joint and 50% Survivor Benefit. Complete Section 5.
d.	____Lump Sum. Complete Sections 2, 3, 4, & 5. (Only available if age 55 or older at termination of employment).

Default Distribution: If a valid payment election is not on file, the form for payment of your benefit shall be the Life with 10-Year Certain Benefit.

2. Default Form of Payment if Lump Sum Elected but Termination of Employment Prior to Attaining Age 55

If I elected a lump sum payment, above (option 1(d)) and I am NOT age 55 or over at my Termination of Employment, I hereby elect the following form of benefit for my SERP benefit in accordance with and subject to the terms of the Plan:

a.	____Life with 10-Year Certain Benefit. Complete Section 5.
b.	____Joint and 100% Survivor Benefit. Complete Section 5.
c.	____Joint and 50% Survivor Benefit. Complete Section 5.
3. Amount of Lump Sum Benefit Paid Upon Termination of Employment

You may elect to receive between 0% and 30% of your lump sum benefit six months following your Termination of Employment, and the remainder at any time up to the twentieth (20th) anniversary of your Termination of Employment. Please indicate below the portion of your lump sum that you wish to receive six months following your Termination of Employment:

I wish to receive _______% (not more than 30%) six months following my Termination of Employment.

Any portion of your unpaid balance will accrue interest. Complete Section 4.

Additional Lump Sum Election if I Retire at age 60 or Older

(I wish to receive 100% of my lump sum benefit six months following my retirement at age 60 or older and agree in writing, by signing Attachment B provided as part of this election, not to compete with an Employer Business within the meaning of Section 8.2 of the Plan for a period of three (3) years from my Termination of Employment.

Complete and Sign Attachment B and Complete Section 5.

4. Distribution Election for Unpaid Lump Sum and Accrued Interest (“Unpaid Balance”)

Please indicate how you would like your unpaid balance distributed.

•	Complete Section 4a if you wish to receive monthly interest only payments. You must also complete Section 4b to elect how to receive your remaining deferred balance.
•	Complete Section 4b to specify distribution of your unpaid balance. You may not elect to receive more than 30% of your SERP benefit prior to the third anniversary of your termination of employment.
•	The unpaid balance must be distributed no later than the 20th anniversary of your retirement.

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•	If applicable, the dates you complete in Section a and b cannot overlap.
a.	Interest Paid Monthly

Please distribute interest on my unpaid balance, paid monthly commencing

______________(month/year) through ______________(month/year); provided, however, no distributions will be made prior to the 6 month anniversary of my termination of employment.

Note: Also complete Section 4b to elect payment of unpaid balance.

b.	Ratable Distribution Over a Period of Years

Please make an annual payment of my unpaid balance on March 1st of each year paid for ________ (insert number from 1 through 20) year(s) commencing ___________(insert year). Please choose one distribution method as follows:

[ ]	Paid ratably for the period(s) selected in 4b. (e.g. 1/20th, 1/19th, 1/18th .... assuming payment is requested over 20 years).
[ ]	Paid in equal annual installments for the period(s) selected in 4b.

Note: You may not request more than 30% of your lump sum within 36 months following retirement.

Complete Section 5.

5. Authorization

I hereby authorize and make the above elections.

Signature	Date

Please return to Executive Compensation Staff

175 E. Houston, 3-N-1, San Antonio, Texas 78205

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LUMP SUM DISTRIBUTION AGREEMENT

This Lump Sum Distribution Agreement is made as of the ____ day of ______________, 2004 by and between AT&T Inc. (“AT&T” or the “Company”) and [NAME OF PARTICIPANT]. Unless otherwise indicated herein, capitalized words used herein shall have the same meaning ascribed to such words in the 2005 Supplemental Employee Retirement Plan (the “Plan” or “SERP”).

WHEREAS, [NAME OF PARTICIPANT] is a Participant in the Plan, which is sponsored by the Company;

WHEREAS, pursuant to the Plan, [NAME OF PARTICIPANT] executed an Agreement, governing [NAME OF PARTICIPANT]’s benefits in the Plan;

WHEREAS, [NAME OF PARTICIPANT]’s Agreement provides for the distribution of [his/her] benefits in the form of a lump sum, payable one hundred percent (100%) upon the six (6) month anniversary of [his/her] Termination of Employment provided that [NAME OF PARTICIPANT] is age sixty (60) or older as of the date of [his/her] Termination of Employment and [NAME OF PARTICIPANT] agrees not to compete with an Employer Business;

WHEREAS, [NAME OF PARTICIPANT] is age sixty (60) or older as of the date of [his/her] Termination of Employment;

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the sufficiency of which is hereby acknowledged, hereby agree as follows:

1.

Company shall pay to [NAME OF PARTICIPANT] [his/her] benefits under the Plan in the form of a lump sum distribution, one hundred percent (100%) of which shall be paid upon the six (6) month anniversary of [NAME OF PARTICIPANT]’s Termination of Employment.

2.

[NAME OF PARTICIPANT] acknowledges and agrees that [he/she] shall forfeit and repay [his/her] SERP benefit, in its entirety, if [he/she], without the written consent of Company, within three (3) years after Termination of Employment, engages in competition with AT&T or with any business with which AT&T or a subsidiary of AT&T or an affiliated company has a substantial interest (collectively referred to herein as “Employer business”) and fails to cease and desist from engaging in said competitive activity within 120 days following receipt of written notice from Company demanding that [he/she] cease and desist from engaging in said competitive activity. For purposes of this Lump Sum Distribution Agreement, engaging in competition with any Employer business shall mean [NAME OF PARTICIPANT]’s engaging in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business. Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business. However, it is hereby specifically agreed that engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business. [NAME OF PARTICIPANT] hereby specifically agrees not to

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engage in any such conduct. [NAME OF PARTICIPANT] also specifically agrees that a breach of this provision would result if, within the time period and without the written consent specified, [NAME OF PARTICIPANT] either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties [NAME OF PARTICIPANT] takes and regardless of whether or not the employing company, or the company that [NAME OF PARTICIPANT] becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

3.

[NAME OF PARTICIPANT] may submit a description of any proposed activity in writing to AT&T and AT&T shall advise [NAME OF PARTICIPANT] in writing within ten business days whether such proposed activity would constitute engaging in competition with an Employer business, within the meaning of this Lump Sum Distribution Agreement.

4.

It is hereby specifically agreed that the terms of this Lump Sum Distribution Agreement shall be kept strictly confidential and that neither party shall, except as necessary for performance of the terms hereof or as specifically required by law, disclose the existence of this Lump Sum Distribution Agreement or any of its terms to third persons without the express consent of the other party.

5.

[NAME OF PARTICIPANT] agrees that for any breach or threatened breach of any of the provisions of this Lump Sum Distribution Agreement by [NAME OF PARTICIPANT], the Company shall have no adequate legal remedy, and in addition to any other remedies available, a restraining order and/or an injunction may be issued against [NAME OF PARTICIPANT] to prevent or restrain any such breach, in addition to any other rights the Company may have.

6.

Any notice required hereunder to be given by either party will be in writing and will be deemed effectively given upon personal delivery to the party to be notified, or five (5) days after deposit with the United States Post Office by certified mail, postage prepaid, to the other party at the address set forth below, or to such other address as either party may from time to time designate by ten (10) days advance written notice pursuant to this Paragraph.

7.

In the event any provision of this Lump Sum Distribution Agreement is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Lump Sum Distribution Agreement, except that should any part of the non-compete provisions of Paragraph 2 of this Agreement be held invalid, void, or unenforceable as applicable to and as asserted by [NAME OF PARTICIPANT], this Lump Sum Distribution Agreement, at the Company’s option, may be declared by the Company null and void. If this Lump Sum Distribution Agreement is declared null and void by Company pursuant to the provisions of this Paragraph, [NAME OF PARTICIPANT] shall return to

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Company all consideration previously received pursuant to this Lump Sum Distribution Agreement.

AT&T Inc.

______________________________________         ____________________________________

By: ___________________________________	[NAME OF PARTICIPANT]

       ___________________________________

175 E. Houston, Suite
San Antonio, Texas 78205

____________________________________               ___________________________________

Date	Date

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